Exhibit 5(c)

                           EXHIBIT D
                             to the
                 Investment Advisory Agreement

               ICAP Euro Select Equity Portfolio


          For all services rendered by ICAP hereunder, the above-named Portfolio of the Corporation shall pay
ICAP and ICAP agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1.00% of the average daily net assets of the Portfolio.

          The portion of the fee based upon the average daily net assets of the Portfolio shall be accrued daily at the rate of 1/365th of 1.00% applied to the daily net assets of the Portfolio.

          The advisory fee so accrued shall be paid to ICAP monthly.

          Executed this 31st day of December, 1997.


                              INSTITUTIONAL CAPITAL CORPORATION


                              By: /s/ Robert H. Lyon
                                  ---------------------------
                                  Robert H. Lyon, President




                              ICAP FUNDS, INC.


                              By: /s/ Pamela H. Conroy
                                  ---------------------------
                                  Pamela H. Conroy
                                  Vice President and Treasurer